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                          [Letterhead of Western Beef]





Contact:                                  Thomas Moranzoni
                                          Chief Financial Officer
                                          Western Beef, Inc.
                                          (718) 417-3770

FOR IMMEDIATE RELEASE:

                 WESTERN BEEF, INC. ENTERS INTO MERGER AGREEMENT
                FOR OUTSTANDING PUBLIC SHARES AT $8.75 PER SHARE

RIDGEWOOD, NY, July 29, 1999 -- Western Beef, Inc. (NASDAQ: BEEF) announced today that it has entered into a merger agreement for the acquisition by Cactus Acquisition, Inc. of all shares of Western Beef's Common Stock not owned by Cactus. The Merger Agreement provides that Cactus would merge with and into Western Beef, and the public shareholders of Western Beef would receive $8.75 per share in cash for the approximately 1,550,000 shares owned by them, representing approximately 28.4% of the shares outstanding. The $8.75 per share consideration announced today replaces the original buyout offer of $7.50 per share.

The Merger Agreement was approved and adopted by the Board of Directors of the Company following the unanimous recommendation by a special committee of independent directors. Houlihan, Lokey, Howard & Zukin Financial Advisors, Inc. is acting as financial advisor to the special committee and has rendered its opinion to the special committee that, as of the date of such opinion, the merger consideration is fair from a financial point of view to the public shareholders.

The merger is subject to, among other things, approval at the Company's 1999 Annual Meeting by at least a majority of the outstanding Western Beef Common Stock and receipt of financing for the transaction as provided in the Merger Agreement. Cactus and its affiliates currently own approximately 71.6% of the outstanding Western Beef Common Stock. The merger is expected to be completed in the fourth quarter of 1999.

The Company also announced that it has entered into a Memorandum of Understanding with counsel to the plaintiffs in the shareholder lawsuits arising from the merger. The Memorandum of Understanding provides for the settlement of such lawsuits based on the payment of a per share merger consideration of $8.75 and is subject to, among other things, completion of definitive documentation relating to the settlement, court approval and consummation of the merger.

Based in New York, Western Beef operates 23 supermarkets and food outlets located primarily in urban lower income and ethnic neighborhoods and is one of New York's largest meat and poultry distributors.